EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
1. Allume Systems, Inc., a California corporation.
2. PhoTags, Inc., a Delaware corporation.
3. E Frontier Acquisition Corporation, a Delaware corporation.
4. IS Acquisition Sub, Inc., a Delaware corporation.
5. Ecutel Systems, Inc., a Delaware corporation.
6. STF Technologies, Inc., a Missouri Corporation